Exhibit 99.(d)(3)(b)

SCHEDULE A

(as of April 30, 2026)

Fund	Sub-Advisory Fee (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Senior Loan ETF	The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.	January 18, 2011	03/02/2011	03/03/2011	04/30/2027
Invesco Short Term Treasury ETF	The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.	September 29, 2016	01/07/2017	01/12/2017	04/30/2027

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SCHEDULE B

Addresses of Sub-Advisers

Invesco Advisers, Inc.

1331 Spring St. NW

Suite 2500

Atlanta, Georgia 30309

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14th Floor

6-10-1 Roppongi, Minato-ku

Tokyo 106-6114

Invesco Hong Kong Limited

45/F Jardine House

1 Connaught Place,

Central Hong Kong

Invesco Senior Secured Management, Inc.

225 Liberty Street

New York, NY 10281

Invesco Canada Ltd.

16 York Street

Suite 1200

Toronto, Ontario

Canada M5J 0E6

Invesco Management S.A.

President Building

37a Avenue JF Kennedy

L-1855 Luxembourg

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INVESCO CAPITAL MANAGEMENT LLC

Adviser

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Managing Director & Principal Executive Officer

INVESCO ADVISERS, INC.

Sub-Adviser

By:	/s/ Melanie Ringold
Name:	Melanie Ringold
Title:	Senior Vice President & Secretary

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INVESCO ASSET MANAGEMENT LIMITED

Sub-Adviser

By:
Name:
Title:

INVESCO ASSET MANAGEMENT (JAPAN) LIMITED

Sub- Adviser

By:	/s/ Takashi Matsuo
Name:	Takashi Matsuo
Title:	CAO & Head of Human Resources

INVESCO MANAGEMENT, S.A.

Sub- Adviser

By:
Name:
Title:

INVESCO HONG KONG LIMITED

Sub- Adviser

By:	/s/ Fanny Lee /s/ Richard Chow
Name:	Fanny Lee Richard Chow
Title:	Head of Finance, GC/ Reg Head of Investments, AP

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INVESCO SENIOR SECURED MANAGEMENT, INC.

Sub-Adviser

By:	/s/ Antonio Reina
Name:	Antonio Reina
Title:	Secretary & Associate General Counsel

INVESCO CANADA LTD.

Sub-Adviser

By:	/s/ Shalomi Abraham
Name:	Shalomi Abraham
Title:	Secretary & Senior Vice President

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